Exhibit 99.1

Date:	October 24, 2012
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES FISCAL FOURTH

QUARTER AND FULL YEAR OPERATING RESULTS FOR 2012

Stroudsburg, Pennsylvania, October 24, 2012 — ESSA Bancorp, Inc. (NASDAQ Global MarketSM: ESSA) the holding company for ESSA Bank & Trust today announced its operating results for the three months and year ended September 30, 2012. The Company reported a net loss of $2.1 million, or $(0.18) per diluted share, for the three months ended September 30, 2012, compared with net income of $1.8 million, or $0.16 per diluted share, for the corresponding 2011 period.

For the year ended September 30, 2012, the Company reported net income of $215,000, or $0.02 per diluted share compared with net income of $5.3 million, or $0.46 per diluted share for fiscal 2011. Quarterly and year-end 2012 earnings results partially reflect merger-related expenses in addition to costs associated with the prepayment of Federal Home Loan Bank (FHLB) borrowings.

The Company closed its acquisition of First Star Bancorp, Inc., the parent company of First Star Bank, on July 31, 2012. Merger-related expenses for the three and twelve months periods ended September 30, 2012 were $835,000 and $1.4 million, respectively. Additionally, on September 26, 2012, the Company reported the prepayment of $37.0 million of longer term borrowings that had a weighted average cost of 4.22% and a weighted average remaining maturity of 45 months. The balance sheet restructuring was executed in response to what the Company views as an extended period of low and/or declining interest rates as a result of the Federal Reserve Bank’s QE3 strategy announced in September 2012. The restructuring is anticipated to save the

Corporate Center: 200 Palmer Street PO Box L Stroudsburg, PA 18360-0160 570-421-0531 Fax: 570-421-7158

Company approximately $5.8 million in interest expense, at current interest rates, over the next six fiscal years. The Company realized a prepayment cost, related to the restructuring, of $4.6 million before tax, during the three months ended September 30, 2012.

Gary S. Olson, President and CEO, stated: “The acquisition and subsequent integration of First Star continues to proceed smoothly. The transaction has met or exceeded our expectations operationally and financially.

“When we first announced this transaction in December 2011, we estimated the cost of the acquisition to be $24.2 million. The actual cost was $24.6 million, which was within the range of our plan. We estimated tangible capital to tangible assets of 10.74%. Actual tangible capital to tangible assets at closing was 10.83%, which was also in line with expectations. We estimated converted tangible book dilution of 9.5%. Actual dilution was closer to 7.0%, which exceeded our expectations.

“Our goal has been to establish a stronger, larger and unified entity fully capable of taking advantage of customer growth opportunities in our Monroe County, Pennsylvania market and our greatly expanded presence in the Lehigh Valley.

“We have been extremely pleased with the integration of the First Star locations and operations. We immediately upgraded branch facilities internally and externally with new ESSA technology, new ESSA signage, and ESSA marketing materials to enhance our visibility and create a more welcoming environment for customers and employees.”

“To facilitate the integration process, we deployed seasoned ESSA managers to each First Star location to facilitate the operational and cultural integration process, answer customers’ questions and work with our new employees. We also installed ESSA core processing technology in each branch, provided additional support to key staff, including the small business lending team, and added ESSA capabilities such as wealth management and trust, securities brokerage, and employee benefits insurance.”

Olson said the Bank has experienced high levels of First Star customer retention in all consumer and commercial segments, “in part because we already had a presence in the Lehigh Valley, customers were familiar with our name and reputation and many customers have expressed their commitment to ESSA Bank & Trust,” he explained.

“Following the close of the acquisition in late July, we implemented planned strategies to take advantage of the full financial synergies and opportunities to reduce First Star expenses. We sold some investment securities, prepaid all of its FHLB debt and retired very high interest junior subordinated debt that we expect will generate meaningful savings for the combined company going forward. We also believe ESSA can generate improving return on assets and return on equity from a larger, more productive organization.”

Olson noted the Company assumed some non-performing assets from First Star that resulted in an increase in the non-performing asset ratio. The Company’s ratio of non-performing assets to total assets was 1.93% at September 30, 2012 compared to 1.64% at June 30, 2012. The ratio of loan loss reserve to total loans was 0.76% at September 30, 2012.

“We believe our actions, the acquisition of First Star and the prepayment of longer term borrowings have positioned us to move into our new fiscal year with a strong balance sheet, lower expenses, and the opportunity to grow and effectively flow a greater portion of revenue to the bottom line.”

Net Interest Income:

Net interest income increased $1.8 million, or 25.3%, to $8.9 million for the three months ended September 30, 2012, from $7.1 million for the comparable period in 2011. The increase was primarily attributable to an increase in the Company’s interest rate spread to 2.62% for the three months ended September 30, 2012, from 2.37% for the comparable period in 2011 and an increase in the Company’s average net earning assets of $8.2 million.

Net interest income increased $172,000, or 0.6%, to $29.1 million for the year ended September 30, 2012, from $28.9 million for the comparable period in 2011. The Company’s average net earnings assets decreased $2.4 million for the twelve months ended September 30, 2012 compared to the same period in 2011. The Company’s interest rate spread was 2.42% at September 30, 2012 compared to 2.47% at September 30, 2011.

Provision for Loan Losses:

The provision for loan losses increased $350,000, or 77.8%, to $800,000 for the three months ended September 30, 2012, from $450,000 for the comparable period in 2011. The provision for loan losses increased $495,000, or 24.1%, to $2.6 million for the year ended September 30, 2012 from $2.1 million for the comparable period in 2011.

The allowance for loan losses was $7.3 million or 0.76% of loans outstanding at September 30, 2012, compared to $8.2 million, or 1.11% of loans outstanding at September 30, 2011. The primary reason for the decline in the loan loss allowance as a percentage of loans was the addition of loans acquired as a result of the First Star merger. These loans were adjusted to fair value at closing and did not require additional reserves at September 30, 2012, however, they were included as outstanding loans when calculating this ratio.

In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are subject to interpretation and revision as more information becomes available or as future events occur. The provision for loan losses was in response to this evaluation.

Noninterest Income:

Noninterest income decreased $115,000, or 5.2%, to $2.1 million for the three months ended September 30, 2012 compared to the comparable period in 2011. The primary reason for the decline was a decrease in gain on sale of investments, net of $411,000 which was offset in part by an increase in gain on sale of loans of $255,000.

Noninterest income increased $410,000, or 6.5%, to $6.7 million for the year ended September 30, 2012, from $6.3 million for the comparable period in 2011. The primary reasons for the increase were increases in insurance commissions of $387,000, gain on sale of loans of $279,000 and bank-owned life insurance of $168,000. The Company acquired its insurance subsidiary during the third quarter of 2011. These increases were offset, in part, by decreases in gain on sale of investments, net of $435,000 and service fees on deposit accounts of $148,000. The primary reason for the decrease in service fees on deposit accounts was a decrease in overdraft fees of $245,000.

Noninterest Expense:

Noninterest expense increased $6.6 million, or 102.7%, to $12.9 million for the three months ended September 30, 2012, from $6.4 million for the comparable period in 2011. The primary reasons for the increase were increases in prepayment penalties on borrowings of $4.6 million and merger related costs of $835,000 for the three months ended September 30, 2012 as compared to the comparable period in 2011.

Noninterest expense increased $7.0 million, or 26.7%, to $33.0 million for the year ended September 30, 2012, from $26.0 million for the comparable period in 2011. The primary reasons for the increase were increases in prepayment penalties on borrowings of $4.6 million and merger related costs of $1.4 million for the year ended September 30, 2012 as compared to the comparable period in 2011.

Balance Sheet:

Total assets increased $321.3 million, or 29.3%, to $1,418.8 million at September 30, 2012, compared to $1,097.5 million at September 30, 2011. The primary reason for the increase in assets was the Company’s merger with First Star Bank which was completed on July 31, 2012.

Investment securities increased $84.2 million, or 34.3%, to $329.6 million and loans receivable increased $211.7 million, or 28.7% to $950.4 million at September 30, 2012 compared to $245.4 million and $738.6 million, respectively, at September 30, 2011. The primary reason for the increases was the merger with First Star.

Total deposits increased $357.7 million, or 56.1%, to $995.6 million at September 30, 2012, from $637.9 million at September 30, 2011. The primary reason for the increase was the previously mentioned merger with First Star Bank.

Stockholders’ equity increased $13.7 million, or 8.5%, to $175.4 million at September 30, 2012, from $161.7 million at September 30, 2011, primarily as a result of the First Star merger.

Asset Quality:

Nonperforming assets totaled $27.4 million, or 1.93%, of total assets at September 30, 2012, compared to $13.9 million, or 1.26%, of total assets at September 30, 2011 and $18.2 million, or 1.64% of total assets at June 30, 2012. The increase in nonperforming assets of $9.2 million at September 30, 2012 compared to June 30, 2012 is due primarily to additional nonperforming assets acquired as a result of the Company’s acquisition of First Star. At September 30, 2012, these newly acquired nonperforming loans amounted to $8.9 million, including $8.3 million in commercial loans, $524,000 in residential loans and $84,000 in consumer loans. The balances of these acquired nonperforming loans are net of estimated markdowns to fair market value that were recorded at the merger closing. The Company made a provision for loan losses of $800,000 for the three months ended September 30, 2012, compared to a provision of $450,000 for the comparable three-month period in 2011. The allowance for loan losses was $7.3 million, or 0.76%, of loans outstanding at September 30, 2012, compared to $8.2 million, or 1.11%, of loans outstanding at September 30, 2011.

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $1.4 billion and is the leading service-oriented financial institution headquartered in the Greater Pocono, Pennsylvania region. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 26 community offices throughout the Greater Pocono and Lehigh Valley areas in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail, commercial financial services, and financial advisory and asset management capabilities. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30,
	2012	2011
	(dollars in thousands)
ASSETS
Cash and due from banks	$11,034	$9,801
Interest-bearing deposits with other institutions	4,516	31,893

Total cash and cash equivalents	15,550	41,694
Certificates of deposit	1,266	—
Investment securities available for sale	329,585	245,393
Loans receivable (net of allowance for loan losses of $7,302 and $8,170)	950,355	738,619
Regulatory stock	21,914	16,882
Premises and equipment	16,170	11,494
Bank-owned life insurance	27,848	23,256
Foreclosed real estate	2,998	2,356
Intangible assets, net	3,457	1,825
Goodwill	8,541	40
Other assets	41,102	15,921

TOTAL ASSETS	$1,418,786	$1,097,480

LIABILITIES
Deposits	$995,634	$637,924
Short-term borrowings	43,281	4,000
Other borrowings	191,460	284,410
Advances by borrowers for taxes and insurance	3,432	1,381
Other liabilities	9,568	8,086

TOTAL LIABILITIES	1,243,375	935,801

STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	181	170
Additional paid in capital	181,220	166,758
Unallocated common stock held by the Employee Stock Ownership Plan	(10,985)	(11,438)
Retained earnings	65,181	67,215
Treasury stock, at cost	(61,944)	(61,612)
Accumulated other comprehensive income	1,758	586

TOTAL STOCKHOLDERS’ EQUITY	175,411	161,679

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,418,786	$1,097,480

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended September 30		For the Year Ended September 30
	2012	2011	2012	2011
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$11,018	$9,627	$38,384	$38,949
Investment securities:
Taxable	1,681	1,934	6,583	7,964
Exempt from federal income tax	51	39	209	258
Other investment income	11	3	24	5

Total interest income	12,761	11,603	45,200	47,176

INTEREST EXPENSE
Deposits	1,959	2,063	7,486	7,486
Short-term borrowings	14	—	32	46
Other borrowings	1,935	2,476	8,614	10,748

Total interest expense	3,908	4,539	16,132	18,280

NET INTEREST INCOME	8,853	7,064	29,068	28,896
Provision for loan losses	800	450	2,550	2,055

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,053	6,614	26,518	26,841

NONINTEREST INCOME
Service fees on deposit accounts	813	760	2,871	3,019
Services charges and fees on loans	197	142	747	639
Trust and investment fees	221	255	905	851
Gain on sale of investments, net	196	607	343	778
Gain on sale of loans, net	255	—	282	3
Earnings on Bank-owned life insurance	218	200	806	638
Insurance commissions	185	236	748	361
Other	8	8	33	36

Total noninterest income	2,093	2,208	6,735	6,325

NONINTEREST EXPENSE
Compensation and employee benefits	4,480	4,153	16,284	15,865
Occupancy and equipment	890	740	3,178	3,071
Professional fees	285	228	1,368	1,488
Data processing	546	469	2,058	1,876
Advertising	152	124	415	658
Federal Deposit Insurance Corporation (FDIC) Premiums	286	161	783	763
Loss(Gain) on foreclosed real estate	22	(58)	112	35
Merger related costs	835	—	1,379	—
Prepayment penalties on borrowings	4,644	—	4,644	—
Amortization of intangible assets	193	81	436	135
Other	610	487	2,348	2,154

Total noninterest expense	12.943	6,385	33,005	26,045

Income before income taxes	(2,797)	2,437	248	7,121
Income taxes	(673)	647	33	1,863

NET INCOME	$(2,124)	$1,790	$215	$5,258

Earnings per share
Basic	$(0.18)	$0.16	$0.02	$0.46
Diluted	(0.18)	0.16	0.02	0.46

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2012	2011	2012	2011
	(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,337,843	$1,109,390	$1,157,976	$1,091,297
Total interest-earning assets	1,255,908	1,054,780	1,096,417	1,041,233
Total interest-bearing liabilities	1,095,511	902,619	940,706	883,165
Total stockholders’ equity	173,511	163,711	165,588	166,616

PER COMMON SHARE DATA:
Average shares outstanding - basic	11,632,918	11,009,812	11,050,683	11,487,915
Average shares outstanding - diluted	11,632,918	11,009,812	11,050,683	11,487,915
Book value shares	13,229,908	12,109,622	13,229,908	12,109,622

Net interest rate spread	2.62%	2.37%	2.42%	2.47%
Net interest margin	2.80%	2.66%	2.65%	2.78%